EXHIBIT 5.1

                             THE SOURLIS LAW FIRM
                      Securities and Corporate Attorneys

Virginia K. Sourlis, Esq., MBA*		The Galleria
Philip Magri, Esq.+			2 Bridge Avenue
Joseph M. Patricola, Esq.*+ #		Red Bank, New Jersey 07701
					(732) 530-9007  Fax (732) 530-9008
					www.SourlisLaw.com
* Licensed in NJ			Virginia@SourlisLaw.com
+ Licensed in NY
# Licensed in DC

                     ________________________________________

July 22, 2009

Board of Directors
Casino Players, Inc.
2400 N Commerce Parkway, Suite 105
Weston, Florida 33326

	Re:	Casino Players, Inc.
		Registration Statement on Amendment No. 6 to Form S-1 (Previously Filed on Form SB-2)
		(File No.: 333-138251)

Dear Board of Directors of Casino Players, Inc.:

We have acted as securities counsel to Casino Players, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1, Amendment No. 6 ( the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 18,000,000 shares of common stock, par value $0.0001 per share, of the Company registered on behalf of the Company and the Selling Stockholders named in the Registration Statement (the "Shares").

In our capacity as counsel to the Company, we have reviewed the Company's articles of incorporation, as amended, and by-laws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photostatic copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the 6,000,000 Shares issued to the Selling Stockholders listed in the Registration Statement have been duly

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and validly authorized for issuance and are legally issued, fully paid and non-assessable and that the 12,000,000 Shares to be issued pursuant to the Registration Statement have been duly authorized and when issued, will be fully paid and non-assessable.

We express no opinion on the laws of any jurisdiction other than the Nevada Revised Statutes of the state of Nevada and the applicable provisions of the Nevada constitution and reported judicial interpretations interpreting these laws.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading "Legal Matters" in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

The Sourlis Law Firm

/s/ Virginia K. Sourlis, Esq.
Virginia K. Sourlis, Esq.

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